AMENDMENT TO EMPLOYMENT AGREEMENT

May 1, 2007
Atari, Inc.
417 Fifth Avenue
New York, NY 10016

Ladies and Gentlemen:

Under Section 4(a) of the Employment Agreement dated September 1, 2006 (the “Employment Agreement”) between Atari, Inc. (“Atari”) and me, I am entitled to receive base salary at the rate of $600,000 per annum. In consideration for Atari’s paying bonuses to employees of Atari for the year ended March 31, 2007 in accordance with recommendations I made to the Compensation Committee on April 3, 2007 (“Recommended Bonuses”), I agree as follows:

1.  If Atari pays, on or before May 15, 2007, Recommended Bonuses totaling approximately $250,000 with regard to the fiscal year ending March 31, 2007, (the base salary to which I will be entitled during the fiscal year ending March 31, 2008, will be at the rate of $500,000, not $600,000, with the reduction to be reflected as nearly as possible equally in each installment of base salary that I receive. For the avoidance of doubt, after March 31, 2008, my base salary will be at the rate of $600,000 per year.

2.  If Atari pays Recommended Bonuses totaling approximately $250,000 with regard to the fiscal year ended March, 31, 2007, as provided in Paragraph 1 above, and during the fiscal year ending March 31, 2008, the Term (as defined therein) of the Employment Agreement and my employment by Atari are terminated, to the extent that I am entitled under Section 11 of the Employment Agreement to receive sums from Atari, other than non-reimbursed business expenses, Atari may reduce the sums that are due to me by the amount, if any, that the reductions in my base salary reflected in installments of base salary that I have received total less than $100,000. For the avoidance of doubt, should my employment be terminated (by either Atari or me) after March 31, 2008, any sums that are due under Section 11 of the Employment Agreement shall be based on a base salary at the rate of $600,000 per year.

3.  Except as specifically stated in paragraphs 1 and 2, the terms of the Employment Agreement will remain in full force and effect. Without limiting what is said in the preceding sentence, nothing in this document will affect any of my rights under Section 4(b) or (c) of the Employment Agreement or under any other provision of the Employment Agreement other than Sections 4(a) and 11.

Please sign a copy of this letter to acknowledge that Atari will pay Recommended Bonuses totaling approximately $250,000 with regard to the fiscal year ended March 31, 2007 on or before May 15, 2007. When this letter is signed by Atari (but not before that), this letter will constitute an amendment to the Employment Agreement and I will be bound by that amendment.

Very truly yours,

/s/ David Pierce

DAVID PIERCE

Atari, Inc. agrees to pay Recommended Bonuses totaling approximately $250,000 with regard to the fiscal year ended March 31, 2007.

ATARI, Inc.

By: /s/ Arturo Rodriguez
      Title: Vice President and Controller

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